Exhibit 10.3

GUARDIAN II ACQUISITION CORPORATION

$20,000,000 12% Senior Secured Note

NOTE PURCHASE AGREEMENT

Dated as of July 21, 2006

TABLE OF CONTENTS

1.	AUTHORIZATION OF NOTE		1

	1.1	Amount	1
	1.2	Maturity Date	1
	1.3	Interest	2

2.	SALE AND PURCHASE OF NOTES		2

3.	CLOSING		2

4.	CONDITIONS TO CLOSING		3

	4.1	Accuracy of Representations and Warranties	3
	4.2	Performance; No Default	3
	4.3	Litigation	3
	4.4	Consents	3
	4.5	Secretary’s Certificate	4
	4.6	Opinions of Counsel	4
	4.7	Purchase Permitted By Applicable Law, etc.	4
	4.8	Due Diligence	4
	4.9	Proceedings and Documents	4
	4.10	Financing Transactions	4

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4

	5.1	Authorization	5
	5.2	Governmental Authorization	5
	5.3	Organization and Ownership of Shares of Subsidiaries	5
	5.4	Use of Proceeds	5
	5.5	Existing Debt	5
	5.6	Foreign Assets Control Regulations, etc.	5
	5.7	Status under Certain Statutes	6
	5.8	Additional Representations and Warranties	6

6.	REPRESENTATIONS OF PAUL ROYALTY FUND HOLDINGS II		6

7.	FINANCIAL AND BUSINESS INFORMATION		7

8.	PREPAYMENT OF THE NOTES		8

	8.1	Required Prepayments	8
	8.2	Optional Prepayments	8
	8.3	Maturity; Surrender, etc.	8

9.	AFFIRMATIVE COVENANTS		8

	9.1	Insurance	8
	9.2	Corporate Existence, etc.	8
	9.3	Security Agreement	9
	9.4	Further Assurance	9

10.	NEGATIVE COVENANTS		9

	10.1	Liens	9
	10.2	Sale of Assets	10
	10.3	Mergers, Consolidations, etc	10
	10.4	Separateness Covenants	10
	10.5	Nature of Business	11
	10.6	Debt	11
	10.7	Transactions with Affiliates	11

11.	EVENTS OF DEFAULT		11

12.	REMEDIES ON DEFAULT, ETC		12

	12.1	Acceleration	12
	12.2	Other Remedies	12
	12.3	Rescission	12
	12.4	No Waivers or Election of Remedies, Expenses, etc	13

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		13

	13.1	Registration of Note	13
	13.2	Transfer and Exchange of Note	13
	13.3	Replacement of Note	14

14.	PAYMENTS ON NOTES		14

	14.1	Place of Payment	14
	14.2	Home Office Payment	14

15.	AMENDMENT AND WAIVER		15

	15.1	Requirements	15

16.	NOTICES		15

17.	MISCELLANEOUS		16

	17.1	Survival	16
	17.2	Specific Performance	16
	17.3	Successors and Assigns	16
	17.4	Payments Due on Non-Business Days	17
	17.5	Entire Agreement	17
	17.6	Interpretation	17
	17.7	Headings and Captions	17
	17.8	Counterparts; Effectiveness	17
	17.9	Severability	18
	17.10	Governing Law; Jurisdiction	18
	17.11	Waiver of Jury Trial	19

- ii -

TABLE OF CONTENTS

SCHEDULE A	Defined Terms

SCHEDULE 5.3	Pro Forma Assets and Liabilities

SCHEDULE 10.1	Liens

EXHIBIT 1.1	Form of Senior Secured Note

EXHIBIT 4.6	Opinion Matters

EXHIBIT 9.3	Form of Security Agreement

EXHIBIT 10.4	Form of Servicing Agreement

Guardian II Acquisition Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

Phone: (781) 398-2300

Fax: (781) 398-2530

$20,000,000 12% Senior Secured Note

Dated as of July 21, 2006

Paul Royalty Fund Holdings II

140 East 45th Street, 44th Floor

New York, NY 10017

Ladies and Gentlemen:

Guardian II Acquisition Corporation, a Delaware corporation (the “Company”), agrees with you as follows:

1.	AUTHORIZATION OF NOTE.

1.1	Amount.

The Company has authorized the issue and sale of a $20,000,000 aggregate principal amount Senior Secured Note (the “Note,” such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Note shall be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by you and the Company.

1.2	Maturity Date.

The initial maturity date of the Note shall be fourth anniversary of the Closing Date. So long as no Default or Event of Default then exists, the Company may, after the Closing, request (on a one time basis) an extension of the maturity date of the Note to the sixth anniversary of the Closing Date by providing at least 30 and not more than 60 days’ prior written notice to the holders of record of the Note of such requested extension, specifying the effective date of such requested extension. Such request, when made, shall be irrevocable. In order for such request to be made effective, (i) no Default or Event of Default shall exist on the effective date for such requested extension as specified by the Company and (ii) on or before the specified effective date, the Company shall have (A) delivered Extension Warrants to the holder of record of the Note which Extension Warrants shall, in respect of such holder, (1) be for the acquisition of a number of shares of common stock, par value $0.10 per share, of the Parent equal to 10% of the outstanding principal amount of the Note (inclusive of any interest accrued by unpaid hereunder) held by such holder divided by the exercise price per share for the warrants (determined per clause (2) immediately following) and (2) have an exercise price per share equal to the exercise price per share of the Warrants delivered to you on the Closing (as such exercise price may have been adjusted for any subsequent events as provided in such Warrants), and (B) delivered to the holder of record of the Note such other documents, opinions and agreements as are consistent with the deliveries made to you on the Closing with respect to the Warrants received by you on the Closing (all of which shall be in form and substance reasonably satisfactory to such holder); provided that the condition in clause (i) above may be waived by the holder of the Note, in such holder’s sole discretion.

1.3	Interest.

The Note shall, subject to the addition of any default interest, bear interest at a per annum rate of 12%. Interest shall be payable, in cash, semi-annually in arrears on the last day of each March and September; provided that, unless either prohibited by applicable law or the Company otherwise notifies the holders of the Note of its intention to pay all interest due on the next scheduled due date for interest payments in cash (which notice shall be in writing and irrevocable with respect to the interest payable on the scheduled due date) at least ten (10) days prior to then next scheduled due date for interest payments in respect of the Note, so long has no Default or Event of Default has then occurred and is continuing, 50% of the interest payable on such next scheduled date shall be paid in cash and the remaining 50% of such interest payable shall be added to the principal amount owing under the Note (effective from and after such next scheduled interest payment date). In no event shall the interest charged in respect of the Note, including any interest on amounts added to the principal of the Note pursuant to the preceding sentence, exceed the highest maximum amount chargeable as interest under applicable law, provided that if applicable law limits the amount chargeable as interest hereunder and applicable law subsequently permits a rate of interest in respect of the Note which is higher than the stated rate chargeable under the terms of the Note, the Note shall bear interest at such higher rate until the aggregate interest, including any interest on amounts added to the principal of the Note pursuant to the preceding sentence, charged in respect of the Note equals the amount which would have been charged if the rate chargeable in respect of the Note had not been so previously limited and thereafter the rate chargeable in respect of the Note shall reduce from such higher rate to the stated rate of interest hereunder.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, the Note in the aggregate principal amount specified in Section 1.1 at the purchase price of 100% of the principal amount thereof.

3.	CLOSING.

The sale and purchase of the Note to be purchased by you shall occur at the offices of Ropes & Gray LLP, Boston, Massachusetts at 9:00 a.m., New York time, at a closing (the “Closing”) on such Business Day on or prior to October 30, 2006 as may be agreed upon by you and the Company (the “Closing Date”). At the Closing, the Company will deliver to you the Note to be purchased by you in the form of a single Note dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the

Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to an account provided in writing to the Company. If at the Closing the Company fails to tender the Note to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment. At the Closing, the dates left blank in this Agreement (i.e., the issuance date of the Note and maturity date of the same) shall be completed based on the date of the Closing.

4.	CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Note to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1	Accuracy of Representations and Warranties.

The representations and warranties of the Company set forth in this Agreement shall be true, correct and complete in all material respects as of the date of Closing.

4.2	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Note (and the application of the proceeds thereof as contemplated by Section 5.5) no Default or Event of Default shall have occurred and be continuing.

4.3	Litigation.

No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit your rights or performance under the Revenue Interests Assignment Agreement.

4.4	Consents.

All notices to, consents, approvals, authorizations and waivers from third parties and Government Authorities that are required for the consummation of the transactions contemplated by this Agreement shall have been obtained or provided for and shall remain in effect.

4.5	Secretary’s Certificate.

The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of the Note and this Agreement.

4.6	Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing from Ropes & Gray LLP, covering the matters set forth in Exhibit 4.6.

4.7	Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Note shall (i) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (ii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you at least three Business Days prior to the Closing, you shall have received an Officer’s certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.8	Due Diligence.

Your due diligence review of the Company shall have been completed to your reasonable satisfaction.

4.9	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and in connection with the Acquisition and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request, including without limitation, the Security Agreement.

4.10	Financing Transactions.

The Company shall have consummated the transactions contemplated by the Acquisition and the Revenue Interests Assignment Agreement and the Stock Purchase Agreement shall contemporaneously be consummated, all on the terms and conditions described therein. The Company shall have issued the Warrant to Paul Royalty Fund Holdings II.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As of the date hereof (it being understood that the representations and warranties contained herein shall be deemed to be made both before and after giving effect to the Acquisition and the consummation of the transactions contemplated under the Revenue Interests Assignment Agreement and the Stock Purchase Agreement), the Company represents and warrants to you that:

5.1	Authorization

The Company has all necessary power and authority to enter into, execute and deliver the this Agreement and the Note and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. This Agreement and the Note each have been duly authorized, executed and delivered by the Company and each of this Agreement and the Note constitutes the valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

5.2	Governmental Authorization

The execution and delivery by the Company of this Agreement and the Note, and the performance by it of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of financing statements under the UCC.

5.3	Organization and Ownership of Shares of Subsidiaries.

The Company has no Subsidiaries and owns no equity interests or debt interests of any other Person. Immediately following the Closing, the sole assets and liabilities of the Company will consist of the assets and liabilities as set forth in the Antara Purchase Agreement, an equity investment in the Company by Parent, and amounts payable by the Company to Parent. The Company is a wholly-owned Subsidiary of Parent and there are no options, warrants, convertible instruments or other rights held by any Person other than Parent to acquire any equity interest (or interest convertible or exchangeable for any equity interest) in the Company.

5.4	Use of Proceeds.

The Company shall use all proceeds from the issuance of the Note to fund the purchase price of and related transaction expenses in connection with the Acquisition. The Company shall not use any such proceeds for any other purpose.

5.5	Existing Debt.

Other than with respect to its obligations in respect of the Note, the Revenue Interests Assignment Agreement, the Antara Purchase Agreement and subordinated intercompany indebtedness owing to Parent or its Affiliates, the Company has no Debt.

5.6	Foreign Assets Control Regulations, etc.

(a) Neither the sale of the Note by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) The Company (i) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) does not engage in any dealings or transactions with any such Person. The Company is in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Note hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.7	Status under Certain Statutes.

The Company is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2006, as amended, the Interstate Commerce Act, as amended by the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.8	Additional Representations and Warranties.

The representations and warranties of the Company contained in Sections 3.06 through 3.15, inclusive, of the Revenue Interests Assignment Agreement are hereby incorporated by reference as if such sections were set forth in full herein, mutatis mutandis.

6.	REPRESENTATIONS OF PAUL ROYALTY FUND HOLDINGS II.

You represent that (i) the Note is being acquired for the your own account and without a view to the resale or distribution of the Note or any interest therein other than in a transaction exempt from registration under the Securities Act; (ii) you are an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (iii) you understand that the Note being sold hereby has not been registered under the Securities Act, or applicable state securities laws, and is being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Note has not been registered under the Securities Act or applicable state securities laws, the Note may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws; (iv) you have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Note and are capable of bearing the economic risks of such investment, including a complete loss of its investment in the Note; and (v) you understand that your investment in the Note involves a high degree of risk.

7.	FINANCIAL AND BUSINESS INFORMATION.

Following the termination of the Revenue Interests Assignment Agreement, the Company agrees to deliver to you and to perform the following:

(a) Promptly after receipt by the Company or Parent of notice of any action, claim, investigation, proceeding (commenced or threatened), certificate, offer, proposal, material correspondence or other material written communication relating to the transactions contemplated by this Agreement, the Revenue Interests Assignment Agreement, the Stock Purchase Agreement or documents related thereto or transactions contemplated thereby, then, the Company shall inform you of the receipt of such notice and the substance of such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication and, if in writing shall furnish you with a copy of such notice and any related materials with respect to such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication.

(b) The Company and Parent shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records.

(c) The Company and its Parent shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.

(d) The Company shall deliver to you the following financial statements:

(i) Within forty-five (45) calendar days after the end of each Fiscal Quarter, copies of the unaudited consolidated financial statements of Parent and its Subsidiaries for such Fiscal Quarter; and

(ii) Within ninety (90) calendar days after the end of each Fiscal Year, copies of the audited consolidated financial statements of Parent and its Subsidiaries for such Fiscal Year.

(e) You and any of your representatives shall have the right, once a year (and at any other time a Default or an Event of Default shall have occurred or be continuing), upon five (5) Business Day’s written notice given by you to the Company (provided one (1) Business Day’s notice shall be required if a Default or Event of Default shall have occurred and be continuing), to visit the Company and Parent’s offices and properties where the Company and Parent keep and maintain books and records relating or pertaining to this Agreement for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and the Company will provide you and any of your representatives reasonable access to such books and records, and shall permit you and any of your representatives to discuss the business, operations, properties and financial and other condition of the Company or any of its Affiliates including, but not limited to, matters relating or pertaining to this Agreement with officers of such parties, and with their independent certified public accountants (to the extent such independent certified accountants agree to discuss such matters with you) whose reasonable fees and expenses shall be paid by the Company.

8.	PREPAYMENT OF THE NOTES.

8.1	Required Prepayments.

No regularly scheduled prepayments are due on the Note prior to their stated maturity.

8.2	Optional Prepayments.

The Company may, at its option, upon notice as provided below, prepay at any time after (a) the occurrence of Change of Control (as defined in the Revenue Interests Assignment Agreement) or (b) on or after the second anniversary of the Closing Date, all or any part of the Note in an amount not less than $1,000,000 in the aggregate in the case of a partial prepayment, at (i) 101% of the principal amount so prepaid if the prepayment is made, in each case, before the third anniversary of the Closing Date or (ii) 100% of the principal amount so prepaid if the prepayment is made on or after the third anniversary of the Closing Date. The Company will give the holder of the Note written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the principal amount of the Note to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3	Maturity; Surrender, etc.

In the case of each prepayment of the Note pursuant to this Section 8, the principal amount of the Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and prepayment premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and prepayment premium, if any as aforesaid, interest on such principal amount shall cease to accrue. If the Note is paid or prepaid in full, it shall be surrendered to the Company and canceled and shall not be reissued.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Note are outstanding:

9.1	Insurance.

The Company shall be as an additional insured party with respect to insurance policies currently maintained by the Parent.

9.2	Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence.

9.3	Security Agreement.

The Company shall, at all times until the Note has been paid and performed in full, grant in favor of you a valid, continuing, first perfected Lien on and security interest in the collateral described in the Security Agreement.

9.4	Further Assurance.

(a) Subject to the terms and conditions of this Agreement, you and the Company will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

(b) You and the Company shall execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

(c) You and the Company shall cooperate and provide assistance as reasonably requested by the other respective party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement or the transactions described herein.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Note are outstanding:

10.1	Liens.

The Company will not permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges not then due and delinquent;

(b) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use or value of the property or assets subject thereto or which relate only to assets that in the aggregate are not material) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(c) any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(d) Liens securing the Note; and

(e) Liens set forth on Schedule 10.1.

10.2	Sale of Assets.

Except as permitted by the terms of the Revenue Interests Assignment Agreement (whether or not the same shall have been terminated), the Company will not sell, lease, transfer or otherwise dispose of, including by way of merger, any assets, in one or a series of transactions, to any Person, other than dispositions in the ordinary course of business (including inventory and used, worn-out or surplus equipment).

10.3	Mergers, Consolidations, etc.

The Company will not consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person.

10.4	Separateness Covenants.

(a) The Company shall not direct or participate in the management of the Other Companies or any of the Other Companies’ operations or any other Person’s operations.

(b) The Company shall at all times be adequately capitalized in light of its contemplated business.

(c) The Company shall maintain its assets and transactions separately from those of the Other Companies and any other Person and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies and any other Person. Notwithstanding anything in the foregoing to the contrary, the holder of the Note acknowledges that the Parent maintains and reports financial statements including assets and operations of the Company and Other Companies on a consolidated basis. The Company shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies and any other Person.

(d) The Company shall not grant a Lien on any of its assets to secure any obligation of any Other Company and any other Person.

(e) The Company shall hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

(f) Other than pursuant to the Servicing Agreement, the Company shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Revenue Interests Assignment Agreement, Stock Purchase Agreement and related agreements.

10.5	Nature of Business.

The Company will not engage in any business if, as a result, the general nature of the business in which the Company would then be engaged would be substantially changed from the general nature of the business and related services in which the Company is engaged on the date of this Agreement (after giving effect to the Acquisition). Except to the extent permitted under the Revenue Interests Assignment Agreement, the Company shall not acquire, directly, by contribution or by any other means, any Subsidiaries or make any investments (whether in the form of debt or equity or combination thereof) in any Person or acquire any assets (other than (i) pursuant to and in accordance with the terms of the Acquisition and (ii) for the acquisition of inventory and equipment by the Company in the ordinary course of business).

10.6	Debt.

The Company shall not incur any Debt other than Debt in respect of the Note, the Revenue Interests Assignment Agreement and subordinated borrowings from the Company.

10.7	Transactions with Affiliates.

Other than pursuant to the Servicing Agreement, the Company will not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property (other than shares of stock of Company) to, or otherwise deal with, in the ordinary course of business or otherwise (a) any Affiliate, or (b) any corporation in which an Affiliate or the Company owns 10% or more of the outstanding Voting Stock, except that (i) any Affiliate may be a director, officer or employee of the Company and may be paid reasonable compensation in connection therewith and (ii) such acts and transactions prohibited by this Section 10.7 may be performed or engaged in if (A) specifically authorized by the Company’s Board of Directors (exclusive of any Affiliate who is a director and who has a direct or indirect interest in such transaction) or pursuant to any unrescinded general resolution of such Board or the By-laws of the Company or (B) upon terms not less favorable to the Company than if no such relationship described in clauses (a) or (b) above existed.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any “Put Option Event,” as defined in the Revenue Interests Assignment Agreement, shall occur and be continuing.

12.	REMEDIES ON DEFAULT, ETC.

12.1	Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11 has occurred, the outstanding principal and interest on the Note shall automatically become immediately due and payable.

(b) Upon the Note becoming due and payable under this Section 12.1, the Note will forthwith mature and the entire unpaid principal amount of such Note, plus (y) all accrued and unpaid interest thereon and (z) any applicable prepayment premium (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that the holder of the Note has the right to maintain its investment in the Note free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a prepayment premium by the Company in the event that the Note is prepaid or is accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 12.1, the holder of the Note at the time outstanding may proceed to protect and enforce the rights of the holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3	Rescission.

At any time after the Note has been declared due and payable pursuant to Section 12.1, the holder of the Note outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Note, all principal of and any prepayment premium on the Note that is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal and any prepayment premium, and (to the extent permitted by applicable law) any overdue interest in respect of the Note, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 15, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Note. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1	Registration of Note.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of the Note. The name and address of the holder the Note, each transfer thereof and the name and address of each transferee of the Note shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name the Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to a holder of a Note (if the Note shall have been sold or assigned in part), promptly upon request therefor, a complete and correct copy of the names and addresses of all other registered holders of the Notes, if any.

13.2	Transfer and Exchange of Note.

Upon surrender of the Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Note. No Note shall be transferred in denominations of less than $5,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Note, one Note may be in a denomination of less than $5,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.1. If the Note initially issued hereunder is transferred in part, rather than in whole, each reference herein or in the Note to the “holder of the Note” or like reference shall be deemed to be a reference to the “holders of the Notes” or a similar reference, as appropriate.

13.3	Replacement of Note.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note (which evidence shall be notice from the holder of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of the Note is you or your nominee, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series or tranche, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1	Place of Payment.

Subject to Section 14.2, payments of principal, prepayment premium, if any, and interest becoming due and payable on the Note shall be made to the holder of the Note in immediately available funds by wire transfer to an account designated in writing by the holder of the Note.

14.2	Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in the Note to the contrary, the Company will pay all sums becoming due on the Note for principal and prepayment premium, if any, and interest by the method and at the address specified for such purpose in Section 14.1, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Note pursuant to Section 13.2.

15.	AMENDMENT AND WAIVER.

15.1	Requirements.

(a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

16.	NOTICES.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to you to:

Paul Royalty Fund Holdings II

c/o Paul Capital Partners

140 East 45th Street, 44th Floor

New York, NY 10017

Attention: Gregory B. Brown, MD, Partner

Facsimile No.: (646) 264-1101

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606-5096

Attention: Timothy R.M. Bryant

Facsimile No.: (312) 984-7700

If to the Company to:

Guardian II Acquisition Corporation

c/o Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

Attention: Legal Department

Facsimile No.: (781) 398-2530

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Patrick O’Brien

Facsimile No.: (617) 951-7050

or to such other address or addresses as you or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective three (3) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

17.	MISCELLANEOUS.

17.1	Survival

All representations and warranties and covenants made or contained herein, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note and shall continue to survive until the termination of this Agreement upon the full payment and discharge of all amounts due under the Note. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.

17.2	Specific Performance.

Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

17.3	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of you. You may assign without consent of the Company or Parent any of your rights under the this Agreement without restriction; provided that you shall provide prompt written notice to the Company of any such assignment, but the failure to provide notice to the Company shall not affect the effectiveness of any such assignment.

17.4	Payments Due on Non-Business Days.

Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of, prepayment premium or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

17.5	Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), the Note, the Security Agreement and the agreements referenced herein and therein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet for Purchase of Revenue Interest, Debt and Equity from Oscient Pharmaceuticals Corporation dated June 29, 2006 between Paul Capital Advisors, LLC and Parent), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, the terms of that certain Confidentiality Agreement by and between Parent and you dated as of June 8, 2006 shall continue in effect. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or the Note) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

17.6	Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

17.7	Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

17.8	Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

17.9	Severability

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

17.10	Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section 17.10 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

[Remainder of page intentionally left blank]

17.11	Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereunder. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

GUARDIAN II ACQUISITION CORPORATION

By:	/s/ Steven M. Rauscher
Name:	Steven M. Rauscher
Title:	President

The foregoing is agreed

to as of the date thereof:

PAUL ROYALTY FUND HOLDINGS II

By:	Paul Royalty Fund II, LP, its Managing Partner

By:	Paul Capital Royalty Management, LLC, its General Partner

By:	Paul Capital Advisors, LLC, its Manager

By:	/s/ Gregory B. Brown
Name:	Gregory B. Brown, MD
Title:	Member

SCHEDULE A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” shall mean the acquisition pursuant to the Antara Purchase Agreement (as defined in the Revenue Interests Assignment Agreement) and any transactions related thereto.

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” and references thereto, shall mean this Note Purchase Agreement as it may from time to time be amended or supplemented.

“Antara Purchase Agreement” shall mean that certain Asset Purchase Agreement by and among Parent, the Company and Reliant Pharmaceuticals, Inc. dated July 21, 2006, including the exhibits specifically listed therein.

“Anti-Terrorism Order” shall mean Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 3.

“Company” shall mean Guardian II Acquisition Corporation, a Delaware corporation, together with its successors and assigns.

“Debt” with respect to any Person, shall mean, at any time, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade payables entered into, and accruals arising, in the ordinary course of business on ordinary terms and (ii) rebates and chargebacks under managed care contracts owing to Reliant Pharmaceuticals, Inc. under the Antara Purchase Agreement); (c) all non-contingent reimbursement or payment obligations with respect to surety instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property, in which case the amount of the Debt with respect thereto shall be equal to the fair market value of such property); (f) all capital lease obligations; (g) all indebtedness referred to in foregoing clauses (a) through (f) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, the amount of such Debt for this purposes of this clause (g) shall be the amount stipulated in any agreement or instrument evidencing such Person’s obligation; (h) obligations arising in connection with the transfer of an interest in accounts or notes receivable which transfer constitutes a true sale, including securitizations, and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” shall mean that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Note or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. (or its successor) from time to time in New York, New York as its “base” or “prime” rate.

“Event of Default” shall have the meaning set forth in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Extension Warrants” shall mean the warrants issued to the holder of the Note, pursuant to Section 1.2 in consideration for the holder extending the maturity date of the Note hereunder.

“Fiscal Quarter” shall mean a calendar quarter.

“Fiscal Year” shall mean a calendar year.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including the United States Patent and Trademark Office, the United States Food and Drug Administration, the United States National Institutes of Health, or any other government authority in any country.

“Guaranty Obligation” shall mean, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, without duplication, with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (a) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

“holder” shall mean, with respect to the Note, the Person in whose name the Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding).

“Note” shall have the meaning set forth in Section 1.1.

“Other Companies” shall mean Parent and all of its Subsidiaries except the Company.

“Parent” shall mean Oscient Pharmaceuticals Corporation, a Massachusetts corporation.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Revenue Interests Assignment Agreement” shall mean the Revenue Interests Assignment Agreement of even date herewith among the Parent, the Company and Paul Royalty Fund Holdings II.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Security Agreement” shall mean the Security Agreement, in the form of Exhibit 4.9, executed by the Company in favor of Paul Royalty Fund Holdings II.

“Servicing Agreement” shall mean the Servicing Agreement, in the form of Exhibit 10.4, by and between the Parent and the Company.

“Stock Purchase Agreement” shall mean the Common Stock and Warrant Purchase Agreement of even date herewith among the Parent and Paul Royalty Fund Holdings II.

“Subsidiary” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Warrant” shall mean the warrant issued to the initial holder of the Note pursuant to the Stock Purchase Agreement, in consideration for such holder’s acquiring the Note hereunder.

EXHIBIT 1.1

[FORM OF SENIOR SUBORDINATED NOTE]

GUARDIAN II ACQUISITION CORPORATION

12% Senior Secured Note

No. [ ]	[Date	]
$20,000,000

FOR VALUE RECEIVED, the undersigned, Guardian II Acquisition Corporation (the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to Paul Royalty Fund Holdings II, or its registered assigns, the principal sum of $20,000,000 on [                            ], 2010 (or such later date as permitted in accordance with the terms of the Note Purchase Agreement (referred to below)), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 12% per annum from the date hereof, payable semiannually, on the last day of each of March and September in each year, commencing with September 30, 2006 (except that such the payment of interest in cash shall be subject to the provisions of the Note Purchase Agreement (referred to below)), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 14% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. (or its successor) from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any premium with respect to this Note are to be made in lawful money of the United States of America at an account designated by written notice of the holder of this Note to the Company as provided in the Note Purchase Agreement referred to below.

This Note is one of the notes (herein called the “Note”) issued pursuant to a Note Purchase Agreement, dated as of July 21, 2006 (as from time to time amended and supplemented, the “Note Purchase Agreement”), between the Company and Paul Royalty Fund Holdings II and is entitled to the benefits thereof. The holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 6 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note also is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Guardian II Acquisition Corporation

By:
Name:
Title: